Exhibit 10.47

Base Salaries for Named Executive Officers

In December 2006, the base salary increases for executive officers for 2007 were approved. The 2007 salaries for LG&E’s named executive officers are as follows:

Officer Name	2007 Base Salary
Hermann, Chris	$295,400

McCall, John R.	$460,200

Rives, S. Bradford	$375,400

Thompson, Paul W.	$350,400

Staffieri, Victor A.	$757,300

The salary increases were effective January 1, 2007.